EXHIBIT 5.1


                                November 15, 2000


The Board of Directors
Key Technology, Inc.
150 Avery Street
Walla Walla, Washington  99362

          Re:   Key Technology, Inc.
                Registration Statement on Form S-8
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Gentlemen:

          We have acted as counsel to Key Technology, Inc., an Oregon corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering 1,000,000 shares of common stock, no par value, of the Company (the "Shares") to be issued under the Company's 1996 Employees' Stock Option Plan (the "Plan").

          In our capacity as such counsel, we have reviewed the corporate actions of the Company in connection with this matter and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents or other evidence as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

          Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold by the Company against payment therefore pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

          We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     /s/ Tonkon Torp LLP

                                     Tonkon Torp LLP